Press Release

# iStar Reports Second Quarter 2019 Results

**NEW YORK, August 1, 2019**

iStar Inc. (NYSE: STAR) today reported results for the second quarter ended June 30, 2019.

Highlights for the quarter include:

- Net income of $363 million, or $4.55 per diluted share
- Adjusted income of $317 million, or $3.98 per diluted share
- SAFE investment appreciated by approximately $180 million during the quarter
- Repurchased 3.9 million STAR shares (6% of shares outstanding) for $39 million

"iStar had a record-breaking quarter highlighted by the strong performance of our investment in Safehold and two significant transactions producing sizable gains for our shareholders." said Jay Sugarman, Chairman and Chief Executive Officer.

The Company published a presentation detailing its results and a reconciliation of its non-GAAP financial metrics, which can be found on its website, www.istar.com, in the "Investors" section.

The Company will host an earnings conference call reviewing this presentation beginning at 10:00 a.m. ET. This conference call will be broadcast live and can be accessed by all interested parties through iStar's website and by using the dial-in information listed below:

| | |
|---|---|
| Dial-In: | (800) 230-1096 |
| International: | (612) 332-0107 |

1114 Avenue of the Americas
New York, NY 10036
T 212.930.9400
investors@istar.com

A replay of the call will be archived on the Company's website. Alternatively, the replay can be accessed via dial-in from 12:00 p.m. ET on August 1, 2019 through 11:59 p.m. ET on August 15, 2019 by calling:

| | |
|---|---|
| Replay: | (800) 475-6701 |
| International: | (320) 365-3844 |
| Access Code: | 469594 |

• • •

iStar Inc. (NYSE: STAR) is focused on reinventing the ground lease sector, unlocking value for real estate owners throughout the country by providing modern, more efficient ground leases on all types of properties. As the founder, investment manager and largest shareholder of Safehold Inc. (NYSE: SAFE), the first publicly traded company to focus on modern ground leases, iStar is helping create a logical new approach to the way real estate is owned, and continues to use its historic strengths in finance and net lease to expand this unique platform. Recognized as a consistent innovator in the real estate markets, iStar specializes in identifying and scaling newly discovered opportunities and has completed more than $40 billion of transactions over the past two decades. Additional information on iStar is available on its website at www.istar.com.

Company Contact:
**Jason Fooks**, Senior Vice President of Investor Relations & Marketing

1114 Avenue of the Americas
New York, NY 10036
T 212.930.9400
investors@istar.com